EXHIBIT 4.1

                                   RESOLUTIONS

      WHEREAS, the Company is indebted to Bruce E. Jameson for professional services rendered and expenses incurred in connection with the business of the Company.

      RESOLVED, that in payment for professional services rendered and expenses incurred in connection with the business of the Company the Company hereby grants to Bruce E. Jameson 490,345 shares of the Company's common stock, valued at $.11 per share, to be registered in a registration statement on Form S-8 to be filed with the Securities and Exchange Commission ("SEC") promptly after the Company becomes current in all if its filing obligations under the Securities Exchange Act of 1934 (the "Exchange Act").